Exhibit 10.52


                           REVOLVING CREDIT AGREEMENT

                                     BETWEEN

                             THE CREDIT STORE, INC.
                                       AND

                              PLAINS COMMERCE BANK

                                 March 15, 2002


                                                                          4/9/02



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                           REVOLVING CREDIT AGREEMENT

                           Dated as of March 15, 2002

         The Credit Store, Inc., a Delaware corporation (the "Borrower") located at 3401 North Louise Avenue, Sioux Falls, South Dakota 57107, and Plains Commerce Bank, a South Dakota state bank (the "Bank") located at 202 Main Street, Hoven, South Dakota 57450, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1. Definitions. As used in this Agreement the following terms shall have the following meanings (and such meanings shall be equally applicable to singular and plural forms of the terms defined):

         "Advances" shall mean loans made by the Bank to the Borrower pursuant to Section 2.3 of this Agreement.

         "Borrowing Base" shall mean an amount equal to 60% of the Borrowing Base Receivables which are subject to a first priority security interest in favor of the Bank.

         "Borrowing Base Receivables" shall mean all amounts which are (a) owed by Cardholders under the Credit Card Accounts from time to time including, without limitation, any amounts owing for the payment of goods and services and for cash advances, annual membership fees, over limit fees, late payment fees, periodic finance charges, and any other fee, expense or charge of every nature, kind and description, and (b) included in the closing balance on the FDR CD 621 report (or any successor report including substantially similar information) provided to Borrower by First Data Resources on a daily basis.

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         "Business Day" shall mean any day other than a Saturday, Sunday or a public holiday or the equivalent under the laws of the State of South Dakota.

         "Cardholder" means any person obligated on a Credit Card Account.

         "Collateral Receivables" shall mean all amounts which are owed by Cardholders under the Credit Card Accounts from time to time including, without limitation, any amounts owing for the payment of goods and services and for cash advances, annual membership fees, over limit fees, late payment fees, periodic finance charges, and any other fee, expense or charge of every nature, kind and description.

         "Credit Card Accounts" means all Visa USA, Inc. credit card accounts which are owned by Bank and identified on the books and records of Borrower with a permanent pool identification number of 2002200.

         "Daily Activity Report" shall mean a report of Borrower substantially in the form of Exhibit A which shows on a daily basis, among other things, the Borrowing Base Receivables, and the principal balance of the Note, and which is delivered to the Bank pursuant to Section 5.1(a).

         "Discount Rate" shall mean the rate established by the Bank weekly as its discount rate of interest for non-consumer loans. As of the date hereof, the Discount Rate is 7 3/4 % per annum.

         "Intercreditor Agreements" shall mean the Intercreditor Agreements, in form and substance acceptable to Bank, with each of Coast Business Credit, a division of Southern Pacific Bank ("Coast"), J.L.B. of Nevada, Inc. ("J.L.B."), and Thornton A.L. Advisors, Inc., and Recovery Partners II, LLC (collectively "Thornton"). "Loan Documents" shall mean this Agreement, the Note, the Security Agreement, and all other documents to be executed in connection with this Agreement.

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         "Lockbox Agreement" shall mean the Lockbox Agreement dated as of
December 1, 2001, as amended, among the Borrower, Wells Fargo Bank Minnesota, National Association, First Premier Bank, Coast, The Varde Fund IV-A, L.P. ("Varde"), M M & S Investments Corporation ("MM&S"), and certain other parties.

         The "Lockbox Paying Agent Agreement" shall mean the Lockbox Paying Agent Agreement dated as of December 1, 2001, as amended, among the Borrower, Wells Fargo Bank Minnesota, National Association, Coast, Varde, MM&S, and certain other parties.

         "Note" shall mean the note described in Section 2.2 and any and all renewals, replacements, and amendments thereof.

         "Person" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or government or other agency or political subdivision thereof.

         "Requirements of Law" with respect to any Person shall mean any law, ordinance, statute, treaty, rule, judgment, regulation or other determination or finding of any arbitrator or governmental authority applicable to or binding upon such Person or to which such Person is subject, whether federal, state, county, local or otherwise (including without limitation usury laws, the Federal Truth in Lending Act, the Fair Debt Collection Practices Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Federal Deposit Insurance Act, the National Bank Act, and Regulations B, E, and Z of the Board of Governors of the Federal Reserve System), and all rules, regulations, and operating policies of Visa USA, Inc. which in all cases if violated would adversely affect the value or collectability of the Credit Card Accounts or Collateral Receivables or could result in a claim being made by a Cardholder with respect to the Credit Card Accounts.

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         "Security Agreement" shall mean the security agreement described in
         Subsection 3.1(b). "Subsidiary" shall mean any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not any other class or classes of stock of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

         Section 1.2. Accounting and Other Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles. Other terms defined herein shall have the meanings ascribed to them herein.

                                   ARTICLE II

                                 REVOLVING LOAN
                                 --------------

         Section 2.1. Revolving Loan. The Bank agrees, in accordance with the terms and conditions of this Agreement, to make advances (the "Advances") to the Borrower from time to time from April 4, 2002, to and including the earlier of April 4, 2003 (the "Termination Date") or the termination of this Agreement pursuant to its terms, in an aggregate principal amount not to exceed $3,000,000 outstanding at any one time; provided, however, that the aggregate principal amount of Advances outstanding shall not at any time exceed the lesser of (i) the Borrowing Base or (ii) $3,000,000. Within the limits contained herein the Borrower may borrow, prepay pursuant to Section 2.6 and reborrow under this
Section 2.1.



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         Section 2.2. The Note. The Advances made by the Bank shall be evidenced by a Note which is in substantially the form of Exhibit B attached hereto and is delivered to the Bank pursuant to Article III. The Note shall have a maturity of April 4, 2003, and shall provide for interest at the rate of 2% over the Discount Rate. The Note shall be secured by a first priority security interest in the Collateral Receivables in favor of Bank; provided, however, upon the request of Borrower which shall be no more often than once each month the Bank agrees to release the receivables related to specific Credit Card Accounts requested by Borrower from its security interest on the conditions that (a) no Event of Default has occurred and is continuing hereunder, and (b) such release will not cause the principal amount outstanding under the Note, after taking into consideration any prepayment made concurrently with such requested release, to exceed the Borrowing Base as shown on the most recent Daily Activity Report.

         Section 2.3. Making of Advances. Borrower may request advances ("Advances") under this Agreement by giving notice to the Bank on the Daily Activity Report no later than 2:00 p.m. Central Time on any Business Day. Any request for an Advance shall be deemed to be a representation that the Borrower's representations and warranties contained in Section 4.1 and the information contained in its Daily Activity Reports are true and correct as of the date of the Advance as though made on and as of such date and that no event has occurred and is continuing, or will result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both. An Advance shall be made by crediting immediately available funds in the amount of the Advance to any of Borrower's deposit accounts maintained with the Bank as specified by the Borrower from time to time.



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         Section 2.4. Origination Fee. On the date hereof, the Borrower agrees to pay to the Bank an origination fee (the "Origination Fee") in the amount of $30,000 .

         Section 2.5. Interest and Payments.

                  (a) The Borrower shall repay, and shall pay interest on, the aggregate unpaid principal amount of all Advances in accordance with the terms contained in this Agreement and the Note. All payments of principal, interest and fees under this Agreement shall be made when due to the Bank in immediately available funds. All computations of interest shall be made by the Bank on the basis of the actual number of days elapsed in a year of 360 days. Whenever any such payment shall be due on a non-Business Day such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest. The Bank is expressly authorized to charge any principal or interest payment, when due, to any account of Borrower maintained at the Bank. The Borrower shall pay all other fees and charges as provided in this Agreement and the other Loan Documents.

                  (b) On a daily basis, Borrower shall pay or cause to be paid and apply all payments and other amounts received on account of the Collateral Receivables, as follows:

                           (i) First, to fund new Collateral Receivables
                  resulting from purchases and cash advances on the Credit Card Accounts, and such new Collateral Receivables shall be subject to the Bank's security interest and shall secure all of the Borrower's obligations to Bank under this Agreement and the Note; provided, however, to the extent amounts received by Borrower are insufficient to fund such new purchases, cash advances, and other required payments by Borrower on the



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                  Credit Card Accounts, Borrower covenants and agrees to fund such amounts on a daily basis from other sources and Bank shall have no liability or obligation to fund such amounts; and

                           (ii) Second, all remaining amounts shall be wire
                  transferred to Bank in accordance with the terms of the Lockbox Agreement and the Lockbox Paying Agent Agreement on each Business Day for the purpose of paying principal and other amounts owing under this Agreement and the Note. Such payments shall be in addition to all payments required by the Note.

Bank acknowledges that Borrower is a party to the Lockbox Agreement and the Lockbox Paying Agent Agreement which provide, among other things, for a two-day delay between the time of receipt of checks and other payments at the lockbox on account of the Collateral Receivables and the release of such funds as provided in the Lockbox Agreement and the Lockbox Paying Agent Agreement.

         Section 2.6. Voluntary Prepayment. The Borrower may, upon notice to the Bank without penalty or premium, prepay the Note in whole or in part.

         Section 2.7. Mandatory Prepayment or Addition of Credit Card Accounts. In the event that the aggregate outstanding principal amount of the Note shall exceed the Borrowing Base as shown on the Daily Activity Report at any time, the Borrower shall immediately (a) pay to the Bank the amount of such excess, or (b) transfer additional credit card accounts into Borrower's pool #2002200 by tagging such additional credit card accounts in Borrower's records with the permanent identification number 2002200, so that the outstanding principal amount of the Note no longer exceeds the Borrowing Base as shown on the most recent Daily Activity Report.


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                                   ARTICLE III

                              CONDITIONS OF LENDING

         Section 3.1. Conditions Precedent to Initial Advance. The Bank shall have no obligation to make the initial Advance hereunder unless the Bank shall have received on or before the date of such Advance the following documents:

                  (a) The Note properly executed and delivered on behalf of the Borrower.

                  (b) The Security Agreement properly executed and delivered on behalf of the Borrower, granting to the Bank a first priority security interest in all Collateral Receivables and other property described therein as security for the performance of the Borrower's obligations under this Agreement and the Note, together with any financing statement, lockbox agreement or control agreement, or other document deemed necessary or desirable by the Bank to perfect the security interest granted by the Security Agreement.

                  (c) The Intercreditor Agreements acceptable to Bank in form and substance.

                  (d) The Amendments to the Lockbox Agreement and the Lockbox Paying Agent Agreement and Supplements to the Lockbox Agreement and Lockbox Paying Agent Agreement, in all cases in form and substance acceptable to Bank.

                  (e) An opinion of counsel to the Borrower in favor of the Bank in a form and as to such matters as the Bank may request.

                  (f) A certificate by the secretary of the Borrower certifying resolutions of the board of directors of the Borrower, approving the execution and delivery of the Loan Documents and approving all other matters contemplated by this Agreement.


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                  (g) A certificate by the secretary of the Borrower certifying the names of the officer or officers of the Borrower authorized to sign the Loan Documents, together with a sample of the true signature of such officer or officers.

                  (h) A certificate of good standing for the Borrower dated within 30 days of the date hereof, and articles of incorporation of the Borrower certified by the Delaware Secretary of State as of a date within 30 days of the date hereof.

                  (i) A certificate by the secretary of the Borrower certifying the Borrower's bylaws.

                  (j) A Daily Activity Report as of the date of closing.

                  (k) (A) An amendment to the Bankcard Marketing Agreement dated February 9, 1999, between the parties and an amendment to the Purchase Agreement dated February 9, 1999, between the parties, both in form and substance acceptable to the Bank, providing that an Event of Default occurring under this Agreement shall be an additional event of termination under the Bankcard Marketing Agreement and under the Purchase Agreement, and providing for the delivery by Borrower of certain agreements from purchasers and secured parties of Borrower, and
         (B) agreements from Coast, J.L.B., Thornton, Varde, and North Division Associates in form and in substance satisfactory to Bank and providing for the application of payments received on account of certain credit card accounts.


         Section 3.2. Conditions Precedent to Each Advance. Each Advance (including the initial Advance) shall be subject to the further conditions precedent, that on the date of such Advance:


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                  (a) The representations and warranties contained in Section
         4.1 of this Agreement are correct on and as of the date of such Advance as though made on such date; and

                  (b) No event has occurred and is continuing, or will result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Section 4.1. Representations and Warranties of the Borrower. To induce the Bank to make Advances, the Borrower represents and warrants as follows:

                  (a) Existence of Borrower. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Authority to Execute. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not and will not conflict with any provision of law or of the charter or by-laws of the Borrower or of any agreement or contractual restriction binding upon or affecting the Borrower or any of its property, and need no further shareholder or creditor consent except the consent of Coast, J.L.B., and Thornton.

                  (c) Binding Obligation. This Agreement is, and the other Loan Documents when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.


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                  (d) Governmental Approval. No consent of, or filing with, any governmental authority or court, including, without limitation, any bankruptcy court is required on the part of Borrower in connection with the execution, delivery or performance of any Loan Documents except for the filing by Bank of financing statements to perfect its security interest in the collateral.

                  (e) Financial Statements. The audited financial statements of the Borrower as of June 30, 2001, and the unaudited financial statements of the Borrower as of December 31, 2001, copies of which have been furnished to the Bank, have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial condition of the Borrower as of such dates, and the results of the operations of the Borrower for the financial periods then ended, except for any necessary year-end adjustments in the case of the unaudited statements, and since such dates, there has been no materially adverse change in such financial condition.

                  (f) Litigation. No material litigation or governmental proceeding is pending or threatened against the Borrower or Borrower's properties except for litigation described on Schedule 4.1(f). No bankruptcy proceeding is pending or threatened against the Borrower.

                  (g) Title to Assets. Borrower has good and marketable title to all assets reported on its most recent balance sheet, and none of such assets is subject to any mortgage, pledge, lien, security interest or encumbrance of any kind, except for current taxes not delinquent, and except as listed on Schedule 4.1(g) to this Agreement.

                  (h) Taxes. The Borrower has filed all federal and state income tax returns which are required to be filed, and has paid all taxes shown on such returns to be due and


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         all other tax assessments received by it to the extent that such assessments have become due.

                  (i) ERISA. No Plan (as that term is defined in the Employees' Retirement Income Security Act of 1974 ("ERISA")) of Borrower which is subject to Part 3 of Subtitle B of Title 1 of ERISA had an accumulated funding deficiency (as such term is defined in ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such date if such year were the first year of such Plan, and no material liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Borrower to be, incurred with respect to any such Plan. No Reportable Event (as defined in ERISA) has occurred and is continuing in respect to any such Plan.

                  (j) Defaults. The Borrower is not in default in the payment of principal or interest on any indebtedness for borrowed money and is not in default under any instrument or agreement under or subject to which any indebtedness for borrowed money has been issued, and no event has occurred and is continuing which, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default under any such instrument or agreement or an Event of Default hereunder.

                  (k) Subsidiaries. All of Borrower's Subsidiaries are listed on
         Schedule 4.1(k).

                  (l) Patents, Trademarks. The Borrower has good and marketable title to all patents, trademarks, processes, copyrights, franchises and licenses, title to which is necessary for the operation of Borrower's businesses.

                  (m) Compliance by Borrower with Requirements of Law. The Borrower has not, and to the knowledge of Borrower all prior owners of the Collateral Receivables and


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         Credit Card Accounts have not, failed to comply with all material
         Requirements of Law. The Borrower has all governmental licenses, permits and other authorities necessary to conduct its business and to use its properties in the manner in which they are presently being used.

                  (n) Collateral Receivables. With respect to each Collateral
         Receivable: (a) such Collateral Receivable has arisen under a Credit Card Account; (b) said Collateral Receivable has been originated in compliance with all material Requirements of Law; (c) except as listed in Schedule 4.1(g), Borrower has good and marketable title thereto free and clear of any and all security interests and liens; (d) such Collateral Receivable is not subject to offset, recoupment, adjustment or any other claim or defense of a Cardholder other than as permitted by the federal Truth in Lending Act and applicable rules of Visa USA, Inc.; (e) with respect to the creation of such Collateral Receivables, any and all licenses, approvals, authorizations, registrations, and/or declarations with or of any governmental authority of the United States or any state required to be obtained, effected or given by the Borrower have been duly obtained, effected or given and all are in full force and effect after such date of creation; (f) each Collateral Receivable represents the legal, valid and binding payment obligation of the relevant Cardholder collectable from such Cardholder in the ordinary course and enforceable against such Cardholder in accordance with the terms of the applicable credit card agreement except as enforcement may be limited by equitable principles and bankruptcy and similar laws relating to creditors' rights generally; and (f) Borrower has no reason to believe that any Collateral Receivable is not collectable in the ordinary course.



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                  (o) Servicing of Credit Card Accounts. All Credit Card
         Accounts have been properly accounted for and all payments or monies received by Borrower with respect to the payment of any Collateral Receivable have been properly applied. Each Credit Card Account has been properly maintained and serviced in all respects by Borrower in accordance with the applicable credit card agreements, all material Requirements of Law, all of Borrower's policies and procedures, and in a manner consistent with, and not in violation of, any standard and customary practices utilized by Borrower with respect to all other credit card accounts and receivables which Borrower services and which are not a part of the Credit Card Accounts.

                                    ARTICLE V

                            COVENANTS OF THE BORROWER

         Section 5.1. Affirmative Covenants. So long as the Note shall remain unpaid or outstanding hereunder, the Borrower will, unless the Bank shall give its prior written consent:

                  (a) Financial Reporting. Furnish to the Bank: (i) as soon as available and in any event within 45 days after the end of each quarter (except the final quarter) of each fiscal year of the Borrower, balance sheets of the Borrower as of the end of such quarter and statements of income and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower and in a format reasonably acceptable to the Bank; (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited financial statements for such year for the Borrower, certified in a manner acceptable to the Bank by independent public accountants acceptable to the Bank; (iii) promptly upon the sending or filing


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         thereof copies of all public reports issued by the Borrower to its security holders generally, to the Securities and Exchange Commission or to any national securities exchange; (iv) on each Business Day, no later than 10:00 a.m. Central Time, a Daily Activity Report; and (v) such other information concerning the conditions or operations, financial or otherwise, of the Borrower as the Bank from time to time may reasonably request;


                  (b) Visitation Rights. At any reasonable time and from time to time, permit the Bank or any agents, representatives or participants thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors; and permit the Bank or any agents, representatives or participants thereof, to conduct an audit and inspection, at Borrower's expense, of all of the Borrower's assets securing this Agreement and the Note.

                  (c) Notification of Default. Notify the Bank as promptly as practicable (but in any event not later than 2 Business Days) after Borrower obtains knowledge of: (i) the occurrence of any event which constitutes an Event of Default or which would constitute an Event of Default with the passage of time or the giving of notice or both; or
         (ii) the commencement of any litigation or governmental proceedings of any type which could materially adversely affect the financial condition or business operations of the Borrower.

                  (d) Compliance Certificate. At the time any financial statement is required to be provided to Bank under this Agreement, provide to Bank a certificate substantially in the form of Exhibit C signed by the chief financial officer of the Borrower stating whether or not such officer has knowledge of the occurrence of any Event of Default or


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         any event which would constitute an Event of Default with the passage of time or the giving of notice or both, or, if such officer has knowledge of such an event, stating in reasonable detail the circumstances surrounding such event and action proposed by the Borrower to cure such event.

                  (e) Keeping of Financial Records and Books of Account. Maintain proper financial records in accordance with generally accepted accounting principles consistently applied which fully and correctly reflect all financial transactions and all assets and liabilities of the Borrower.

                  (f) Maintenance of Insurance. Maintain such insurance with reputable insurance carriers as is normally carried by companies engaged in similar businesses and owning similar property.

                  (g) Maintenance of Properties. Maintain and preserve all of its properties, necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted.

                  (h) Payment of Taxes. Pay all tax assessments and governmental charges of any kind payable by it as such taxes, assessments and charges become due and before any penalty shall be imposed, except as Borrower shall contest in good faith and by appropriate proceedings providing such reserves as are required by generally accepted accounting principles.

                  (i) Compliance with ERISA. Cause each retirement plan of the Borrower that is subject to the provisions of ERISA to comply and be administered in accordance with those provisions of ERISA which are applicable to such plan.


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                  (j) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

                  (k) Compliance by Borrower with Laws. Comply with all material Requirements of Law; and continue to hold all governmental licenses, permits and other authorities necessary to conduct its business and to use its properties in the manner in which they will be used.

                  (l) Servicing. Continue to administer and service the Credit Card Accounts and Collateral Receivables in accordance with the Borrower's usual policies and procedures, and with the same exercise of care and diligence as it exercises and has exercised with all of its credit card portfolios.

         Section 5.2. Negative Covenants. So long as the Note shall remain unpaid or outstanding hereunder, the Borrower will not, unless the Bank shall give its prior written consent:

                  (a) Merger. Merge or consolidate with any other Person; sell, transfer, convey, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired) to any other Person except for sales and financings of accounts receivable (that are not Collateral Receivables) in the ordinary course of Borrower's business.

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

                  (b) Transactions with Affiliates. Engage after the date hereof, in any transaction (including without limitation loans or financial accommodations of any kind) with:

                           (i) any director, officer or employee of the
                  Borrower;

                           (ii) any person who, individually or with his
                  immediate family, beneficially owns or holds 5% or more of voting interest of the Borrower; or

                           (iii) any company in which any Person described above
                  in Subsections 5.2(b)(i) and (ii) owns a 5% or greater equity interest;

         provided, such transactions (including agreements regarding the employment of any director, officer, or employee) are permitted if they are on terms no less favorable to the Borrower than would be obtainable if no such relationship existed; further, provided, with the approval of the board of directors of Borrower, Borrower may enter into a consulting contract with Jay L. Botchman or related entity providing for payments in the amount of $25,000 or less per month in exchange for consulting services relating to financing, capital structure, expertise regarding asset class, and similar matters.

                                   ARTICLE VI

                                     DEFAULT
                                     -------

         Section 6.1. Event of Default. "Event of Default" in this Agreement means any of the following events:

                  (a) Failure of the Borrower to pay all or any part of the principal of the Note when due;

                  (b) Failure of the Borrower to pay any interest or fee required to be paid hereunder or on the Note when due;


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                  (c) Any representation or warranty made by, or on behalf of,
         Borrower in, or pursuant to, any Loan Document shall prove to have been incorrect in any material respect adverse to the Bank when made;

                  (d) Default in performance of any other covenant or agreement of Borrower in, or pursuant to, any Loan Document and continuance of such default or breach for a period of 15 days after written notice from Bank;

                  (e) Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, custodianship, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief, or the appointment of a receiver, custodian, trustee, or other similar official for it or for any substantial part of its property, and in the case of an involuntary proceeding 60 days shall have elapsed since the commencement of such proceeding; or Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection (e);

                  (f) Borrower shall fail to pay any debt for borrowed money in an original principal amount exceeding $ 25,000 (other than the debt evidenced by the Note) of the Borrower, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such debt; or any other default under any agreement or instrument relating to any such debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such debt; or any such debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided, Borrower may contest in good faith amounts payable in the ordinary course of business to its vendors;

                  (g) The entry against Borrower of a final judgment, decree or order for the payment of money in excess of $25,000 and the continuance of such judgment, decree or order unsatisfied for a period of 30 days without a stay of execution;

                  (h) Any Reportable Event (as defined in ERISA) shall have occurred and continue for 30 days; or any Plan shall have been terminated by Borrower not in compliance with ERISA, or a trustee shall have been appointed by a court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan;

                  (i) A breach or default occurs under the Intercreditor Agreements, or a breach or default occurs under the Lockbox Agreement or the Lockbox Paying Agent Agreement described in Subsection 3.1(d) (which breach or default has an adverse effect on the Collateral Receivables), or a breach or default occurs under any of the agreements described in Subsection 3.1(k);

                  (j) An event of termination occurs under the Bankcard Marketing Agreement dated February 9, 1999, between Bank and Borrower, as amended, or under the Purchase Agreement dated February 9, 1999, between Bank and Borrower, as amended; or

                  (k) Any event or events occur which the Bank determines in good faith reasonably might impair the prospect of due and punctual payment of the Note, including without limitation any material deterioration in the condition, financial or otherwise, of the Borrower.

         Section 6.2. Rights and Remedies. If any Event of Default shall occur and be continuing, the Bank may exercise any or all of the following rights and remedies:

                  (a) Refuse to make any further Advances to the Borrower under the Note;

                  (b) Declare the Note, all interest thereon, and all other obligations under, or pursuant to, any Loan Document to be immediately due and payable, and upon such declaration the Note, interest and other obligations shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived;

                  (c) Exercise any right or remedy under any of the Loan Documents, or any other right or remedy of a secured party under the Uniform Commercial Code as in effect in South Dakota; and

                  (d) Exercise any other right or remedy available to the Bank at law or in equity.


         Section 6.3. Indemnification. Borrower agrees to indemnify, defend and hold Bank harmless against any and all claims, damage, liability, loss, cost or expense (including without limitation reasonable attorneys' fees and expenses) incurred or suffered by Bank by reason of or resulting from or arising out of
(a) the operation of business conducted by Borrower prior to the date hereof with respect to the Credit Card Accounts and the Collateral Receivables including but not limited to failures to comply with all Requirements of Law, and (b) the breach of any of the Borrower's representations, warranties, and covenants contained herein.

                                   ARTICLE VII

                                  MISCELLANEOUS
                                  -------------

         Section 7.1. No Waiver; Cumulative Remedies. No failure or delay on the part of the Bank in exercising any right or remedy under, or pursuant to, any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy or power preclude other or further exercise thereof, or the exercise of any other right, remedy or power. The remedies in the Loan Documents are cumulative and are not exclusive of any remedies provided by law.

         Section 7.2. Amendments and Waivers. No amendment or waiver of any provision of any Loan Document shall be effective unless such amendment or waiver is in writing and is signed by the Bank, and such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

         Section 7.3. Notices. All notices and other communications provided for hereunder shall be in writing (including communication by facsimile) and mailed, telecopied or delivered, if to the Borrower, at its address stated in the preamble hereof, Attention: Kevin T. Riordan, President, and if to the Bank, at its address stated in the preamble hereof, Attention: Stephen A. Hageman, President; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall when mailed be effective when deposited in the mails, or when telecopied when transmission is complete and the confirmation notice has been printed, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank.

         Section 7.4. Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank in connection with the preparation of the Loan Documents, including reasonable attorneys fees and legal expenses, as well as all reasonable out-of-pocket costs and expenses of the Bank, including reasonable attorneys fees and expenses, in connection with the administration and enforcement of the Loan Documents after an Event of Default (whether suit is commenced or not).

         Section 7.5. Right of Set-off. The Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Documents, irrespective of whether or not the Bank shall have made any demand under any Loan Documents. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

         Section 7.6. Governing Law. All Loan Documents shall be governed by the laws of the State of South Dakota. Any term used in this Agreement and not otherwise defined herein shall have the definition, if any, given that term in the Uniform Commercial Code as in effect in the State of South Dakota from time to time. If any term in this Agreement shall be held to be illegal or unenforceable, the remaining portions of this Agreement shall not be affected, and this Agreement shall be construed and enforced as if this Agreement did not contain the term held to be illegal or unenforceable.

         Section 7.7. Venue of Action. THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN, OR WHOSE DISTRICT ENCOMPASSES, POTTER COUNTY, SOUTH DAKOTA, AND WAIVES ANY OBJECTIONS BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE NOTE, THE SECURITY AGREEMENT, ANY RELATED DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein shall affect the Lender's right to bring proceedings against the Borrower in the competent courts of any other jurisdiction or jurisdictions.

         Section 7.8. Waiver of Jury Trial. THE BORROWER AND THE LENDER HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTE, THE SECURITY AGREEMENT, AND ALL DOCUMENTS RELATING TO THIS AGREEMENT, OR ANY TRANSACTION ARISING HEREFROM OR CONNECTED HERETO. THE BORROWER AND THE LENDER EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

         Section 7.9. Binding Effect; Assignment. All Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns. The Borrower shall not have the right to assign its obligations or interest under the Loan Documents without the prior written consent of the Bank.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                             THE CREDIT STORE, INC.


                                             By:   /s/ Michael J. Philippe
                                                   -----------------------
                                             Title: Chief Financial Officer

                                             PLAINS COMMERCE BANK


                                             By  /s/ Stephen A. Hageman
                                                 ----------------------
                                                  Stephen A. Hageman, President

Exhibits
--------

A - Daily Activity Report
B - Note
C - Compliance Certificate

Schedules
---------

4.1(f)        Litigation
4.1(g)        Encumbrances
4.1(k)        Subsidiaries

                                    EXHIBIT A

                              DAILY ACTIVITY REPORT

PLAINS COMMERCE BANK COMMERCIAL LOAN
DAILY ACTIVITY REPORT

FEB-02

                                                                            DAILY ACTIVITY                MONTHLY ACTIVITY

BEGINNING O/S RECEIVABLES                                        27-FEB-02     $2,215,758.54    28-FEB-02       $2,215,758.54

CARDHOLDER ACTIVITY:
Current Month Net Amt Purch                                                                -                                -
Current Month Net Amt Cash                                                                 -                                -
    CHARGES/CASH ADVANCES                                                                  -                                -
Current Month Net Billed Int                                                               -                                -
Current Month Billed Late Chg                                                              -                                -
Current Month Billed OL Chg                                                                -                                -
Current Month Item Charge                                                                  -                                -
Current Month Annual Charge                                                                -                                -
Current Month Statement Charges                                                            -                                -
Current Month Misc. Charges                                                                -                                -
                                                                           ------------------             --------------------
    INTEREST/FEES ASSESSED
                                                                                           -                                -
    PAYMENTS
                                                                                           -                                -
   MISC ADJUSTMENTS
                                                                                           -                                -
   CHARGE-OFFS/CLOSE-OUTS/UNWINDS
                                                                                           -                                -

ENDING O/S RECEIVABLES                                           28-FEB-02     $2,215,758.54    28-FEB-02      $ 2,215,758.54
                                                                           ==================             ====================

CASH AVAILABILITY BASED ON DAILY SETTLEMENT:
    PAYMENTS                                                                        $      -
    CARDHOLDER FUNDING
                                                                                           -
          NET CARDHOLDER CASH ACTIVITY                                              $      -

DAILY BORROWING BASE:
     ENDING O/S RECEIVABLES                                                    $2,215,758.54                                -
     ADVANCE RATE - 60%                                                               60.00%
     MAXIMUM CREDIT LINE                                                       $1,329,455.12

LOAN RECONCILEMENT:
     BEGINNING BORROWINGS
     NET CARDHOLDER EXCESS CASH PAYDOWN
     NEW BORROWINGS
     ENDING BORROWINGS

     CURRENT AVAILABILITY                                                      $1,329,455.12

    MONTHLY INTEREST EARNED ON AVERAGE
BORROWINGS
       9.75% Annualized Rate

                                    EXHIBIT B

                              REVOLVING CREDIT NOTE

$3,000,000.00                                                    March 15, 2002


         FOR VALUE RECEIVED, THE UNDERSIGNED, THE CREDIT STORE, INC., A DELAWARE CORPORATION (THE "BORROWER"), DOES HEREBY PROMISE TO PAY TO THE ORDER OF PLAINS COMMERCE BANK (THE "BANK"), AT ITS OFFICE AT HOVEN, SOUTH DAKOTA IN LAWFUL MONEY OF THE UNITED STATES AND IN IMMEDIATELY AVAILABLE FUNDS, THE PRINCIPAL AMOUNT OF THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) OR THE AGGREGATE UNPAID PRINCIPAL AMOUNT OF ALL ADVANCES (AS DEFINED IN THE REVOLVING CREDIT AGREEMENT HEREAFTER DEFINED) MADE TO THE BORROWER BY THE BANK PURSUANT TO THE REVOLVING CREDIT AGREEMENT HEREINAFTER REFERRED TO, WHICHEVER IS LESS, ON APRIL 4, 2003, AND TO PAY INTEREST ON THE UNPAID PRINCIPAL AMOUNT OUTSTANDING FROM TIME TO TIME (COMPUTED ON THE BASIS OF A YEAR OF THREE HUNDRED SIXTY (360) DAYS) FROM THE DATE OF THIS REVOLVING CREDIT NOTE, IN LIKE MONEY, AT SAID OFFICE, AT A RATE PER ANNUM EQUAL TO TWO PERCENT (2%) ABOVE THE RATE AS ANNOUNCED FROM TIME TO TIME BY THE BANK AT ITS PRINCIPAL OFFICE IN HOVEN, SOUTH DAKOTA AS ITS DISCOUNT RATE ("DISCOUNT RATE") PAYABLE ON THE FIRST DAY OF EACH MONTH COMMENCING MAY 1, 2002. ANY AMOUNT OF PRINCIPAL HEREOF WHICH IS NOT PAID WHEN DUE, WHETHER AT STATED MATURITY, BY ACCELERATION, OR OTHERWISE, SHALL BEAR INTEREST FROM THE DATE WHEN DUE UNTIL SAID PRINCIPAL AMOUNT IS PAID IN FULL, PAYABLE ON DEMAND, AT A RATE PER ANNUM EQUAL AT ALL TIMES TO FOUR PERCENT (4%) ABOVE THE DISCOUNT RATE. ANY CHANGE IN THE INTEREST RATE RESULTING FROM A CHANGE IN THE DISCOUNT RATE SHALL BE EFFECTIVE AT THE BEGINNING OF THE DAY ON WHICH SUCH CHANGE IN THE DISCOUNT RATE BECOMES EFFECTIVE.

         THIS REVOLVING CREDIT NOTE IS THE NOTE REFERRED TO IN THE REVOLVING CREDIT AGREEMENT DATED MARCH 15, 2002, BETWEEN THE BORROWER AND THE BANK (THE "REVOLVING CREDIT AGREEMENT"). THE REVOLVING CREDIT AGREEMENT, AMONG OTHER THINGS, CONTAINS PROVISIONS FOR ACCELERATION OF THE MATURITY OF THIS REVOLVING CREDIT NOTE UPON THE HAPPENING OF CERTAIN STATED EVENTS AND ALSO FOR PREPAYMENTS ON ACCOUNT OF THE PRINCIPAL OF THIS REVOLVING CREDIT NOTE PRIOR TO THE MATURITY OF THE REVOLVING CREDIT NOTE UPON THE TERMS AND CONDITIONS SPECIFIED IN THE REVOLVING CREDIT AGREEMENT. THIS REVOLVING CREDIT NOTE IS SECURED BY A SECURITY AGREEMENT REFERRED TO IN THE REVOLVING CREDIT AGREEMENT, REFERENCE TO WHICH IS HEREBY MADE FOR A DESCRIPTION OF THE COLLATERAL PROVIDED FOR UNDER THE SECURITY AGREEMENT AND THE RIGHTS OF THE BORROWER AND THE BANK WITH RESPECT TO SUCH COLLATERAL.

         THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN, OR WHOSE DISTRICT ENCOMPASSES, POTTER COUNTY, SOUTH DAKOTA, AND WAIVES ANY OBJECTIONS BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS REVOLVING CREDIT NOTE, ANY RELATED DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein shall affect the Lender's right to bring proceedings against the Borrower in the competent courts of any other jurisdiction or jurisdictions.

         THE BORROWER AND THE LENDER HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS REVOLVING CREDIT NOTE AND ALL DOCUMENTS RELATING TO THIS REVOLVING CREDIT NOTE, OR ANY TRANSACTION ARISING HEREFROM OR CONNECTED HERETO. THE BORROWER AND THE LENDER EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

         THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF SOUTH DAKOTA. PRESENTMENT FOR PAYMENT, DISHONOR, NOTICE OF DISHONOR, AND ALL OTHER NOTICES ARE HEREBY WAIVED BY BORROWER.

                                       THE CREDIT STORE, INC.


                                       By:
                                            ------------------------------------
                                       Its:
                                            ------------------------------------

                                    EXHIBIT C

                             COMPLIANCE CERTIFICATE

         I, ____________________ the Chief Financial Officer of The Credit Store, Inc., a Delaware corporation (the "Borrower"), DO HEREBY CERTIFY, in connection with the delivery by the Borrower of [describe financial statements] to Plains Commerce Bank (the "Bank") on this date pursuant to the Revolving Credit Agreement dated as of March ___, 2001, between the Borrower and the Bank (the "Credit Agreement," the terms defined therein being used herein as therein defined), that:

         1. The representations and warranties of the Borrower contained in
Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date; and

         2. No event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both, or [if such officer has knowledge of such an event, state in reasonable detail the circumstances surrounding the event and the action proposed by the Borrower to cure such event].

         IN WITNESS WHEREOF, I have signed this Certificate this ___ day of ________, 200__.

                                          THE CREDIT STORE, INC.


                                          By:
                                              ----------------------------------
                                          Title:  Chief Financial Officer